EXHIBIT 10.8

RETIREMENT AGREEMENT

AGREEMENT by and between Rajeev Gautam (hereinafter referred to as “Retiree”), and Honeywell International Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as “Honeywell” or the “Company”).

WITNESSETH:

WHEREAS, Retiree has been an employee of the Company for approximately 43 years (the last five years as President & CEO of Honeywell Performance Materials & Technologies (“PMT”)); and

WHEREAS, the Retiree has announced his decision to retire from the Company effective August 13, 2021 (“Retirement Date”); and

WHEREAS, the Retiree is willing to provide assistance to the Company in transitioning his role and responsibilities to his designated successor; and

WHEREAS, the Retiree is willing to provide additional transition services to the Company for approximately six (6) months following his retirement; and

WHEREAS, the Company is desirous of rewarding the Retiree for his long and distinguished service, as well as the aforementioned transition services, by allowing him to continue to vest in certain previously granted long term incentive (“LTI”) awards; and

WHEREAS, the Company is desirous of securing greater protections under its existing restrictive covenants with the Retiree;

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

1.TRANSITION SERVICES PERIOD

From the Retirement Date through January 31, 2022 (the “Transition Services Period”), Retiree shall provide the consulting services outlined in the Consulting Agreement attached hereto as Exhibit A. During the Transition Services Period, Retiree shall not become employed by any other entity without the consent of the Company’s Chief Executive Officer.

2.EMPLOYMENT STATUS

During the Transition Services Period, the Retiree is not granted, and shall not exercise, any authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company to any agreement, contract or arrangement of any nature, except as expressly provided herein. Moreover, for the duration of the Transition Services Period, Retiree shall be deemed to be and shall act strictly and exclusively as an independent contractor and shall not be considered under the provisions of this Agreement or otherwise as having an employee status with Honeywell, or as being eligible to participate in or receive any benefit under a benefit plan or program made available to employees of the Company.

3.RETIREMENT PACKAGE

In (i) recognition of Retiree’s service to the Company, (ii) partial consideration of Retiree’s agreement to provide consulting services during the Transition Services Period, and (iii) consideration of the enhanced restrictive covenants described in this Agreement, the Management Development and Compensation Committee of the Board of Directors has approved the following treatment for certain outstanding LTI awards previously granted to the Retiree (the “Consideration”), notwithstanding any contrary provisions in the applicable Company compensation plans, incentive plans, stock plans, or award agreements:

1.Restricted Stock Units. The Retiree will retain the right to continued vesting in any time-based and performance-based restricted stock units that otherwise would have vested after his Retirement Date, such that such awards will become fully vested as scheduled (and with respect to any performance-based restricted stock units only, subject to any applicable Company performance conditions). The vesting of such restricted stock units shall occur on the dates set forth in the applicable award agreements.

2.Stock Options. The Retiree will retain the right to continued vesting in any stock options that otherwise would have vested after his Retirement Date (“Post-Retirement Options”), such that all stock options that Retiree has been granted will ultimately become vested according to their original schedule. The Retiree shall have the full remaining term to exercise all vested stock options, including all Post-Retirement Options, such that all stock options, including all Post-Retirement Options, shall be exercisable up through the 10th anniversary of their grant date.

3.Performance Stock Units (“PSUs”). The Retiree will be entitled to vest as scheduled in all outstanding PSUs, such that such awards will ultimately become fully vested, subject to any applicable Company performance conditions. The payout from such PSUs shall be made at the same time and in the same form such payments are made to other Company executives.

4.Pro-Rated Incentive Compensation. The Retiree shall be eligible to receive a pro-rated (i.e., January 1, 2021 to August 13, 2021) short-term incentive award for the 2021 performance year. Such award shall be based upon Retiree’s individual performance, PMT performance, overall Company performance, and the funding levels authorized by the Company’s Board of Directors, and shall be paid at the same time as short-term incentive awards are paid to other executives, which is anticipated to be in March 2022.

5.CONTINGENCIES

In order to receive the Consideration under this Agreement, Retiree must sign and return this Agreement in the form provided no later than September 1, 2021.

By signing this Agreement, Retiree acknowledges that he (a) has carefully read this Agreement in its entirety; (b) is hereby advised by the Company, in this writing, to consult with an attorney of his choice before signing this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; and (d) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

If Retiree materially breaches any of the terms of this Agreement (including the Consulting Agreement and any intellectual property or noncompetition agreements to which he may be subject, and which are hereby incorporated by reference), he (a) shall forfeit all rights to future benefits under this Agreement; (b) must repay all benefits previously received pursuant to Section 3 of this Agreement upon the Company’s demand; and (c) must pay reasonable attorneys’ fees and all other costs incurred as a result of such breach if a court determines that such breach was willful.  Provided, however, this subparagraph shall not be applicable to challenges to the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, nor will the Company seek any damages of any sort against Retiree for having made such a challenge.

6.GENERAL RELEASE OF CLAIMS

In exchange for entering into this Agreement and the Consideration set forth herein, Retiree does hereby waive and release, knowingly and willingly, Honeywell International Inc., its future parent corporations, its predecessor companies, its past, present and future divisions, subsidiaries, affiliates and related companies and their successors and assigns and all past, present and future directors, officers, employees and agents of these entities, personally and as directors, officers, employees and agents (collectively the “Honeywell Group”), from any and all claims of any nature whatsoever Retiree has arising out of his employment and/or the termination of employment with the Honeywell Group, known or unknown, including but not limited to any claims he may have under federal, state or local employment, labor, or anti-discrimination laws, statutes and case law and specifically claims arising under the federal Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1964, the Americans with Disabilities Act of 1990, Executive Order 11246, the Employee Retirement

Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act of 1993, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act of 1963, the Fair Credit Reporting Act, the Pregnancy Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Occupational Safety and Health Act, the Worker Adjustment Retraining and Notification Act (all such statutes, as amended), the New Jersey Law Against Discrimination, as amended, the New Jersey Equal Pay Act, the New Jersey Smokers’ Rights Law, the New Jersey Family Leave Act, the New Jersey Worker Freedom From Intimidation Act, the New Jersey Constitution, the New Jersey Conscientious Employee Protection Act, New Jersey common law, the Illinois Human Rights Act, the Illinois Equal Pay Law, the Illinois Smokers’ Rights Law, the Illinois Genetic Information Privacy Act, the Illinois Bill of Rights for the Homeless Act, the Illinois Constitution, Illinois common law and any and all other applicable state, county or local ordinances, statutes or regulations, including claims for attorneys' fees; provided, however, that this release does not apply to claims under ERISA Section 502(a)(1)(B) for benefits under Honeywell Group sponsored benefit plans covered under ERISA (other than claims for severance and severance related benefits), does not apply to claims arising out of obligations expressly undertaken in this Agreement, does not apply to claims that cannot be waived as a matter of law, does not apply to any rights to indemnification that Retiree may have pursuant to any agreement he previously entered into with the Company or its charter, bylaws, or similar governing documents, and does not apply to claims arising out of any act or omission occurring after the date Retiree signs this Agreement. All claims, including contingent claims, for incentive compensation awards under any Honeywell Group plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. Any rights to benefits (other than severance benefits) under Honeywell Group sponsored benefit plans are governed exclusively by the written plan documents.

Notwithstanding the foregoing, nothing in this Agreement (or any exhibit or attachment thereto) is intended to or shall be construed to prevent Retiree from (i) filing an administrative charge or otherwise communicating with or reporting possible violations of law to any federal, state or local government office, official or agency; or (ii) reporting any accounting, internal accounting control, or auditing matter to any federal regulatory agency, any federal law enforcement agency, any Member of Congress or any committee or subcommittee of Congress; and (iii) engaging in any activity protected by the Sarbanes-Oxley Act (18 U.S.C. § 1514A) or the National Labor Relations Act.

By virtue of the foregoing, Retiree agrees that he has waived any damages and other relief available to him (including, without limitation, monetary damages, equitable relief and reinstatement) with respect to any claim or cause of action released in this General Release of Claims section. Therefore, Retiree agrees that he will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any governmental agency) with respect to any claim or right waived in this Agreement.

7.NONSOLICITATION AND NONCOMPETITION COVENANTS

Retiree acknowledges and agrees that in partial recompense for the Consideration, his intellectual property and noncompetition agreements with the Company shall be amended by substituting three (3) year restrictions on competition and nonsolicitation for the two (2) year periods set forth therein.

8.NON-DISPARAGEMENT

At no time on or after the date hereof will Retiree make any statement (or cause someone else to make any statement), or issue or cause to be issued any communication, publicly or privately (including, without limitation, to members of the media, business press, equity analysts, industry groups or organizations, Honeywell employees, contractors, clients, customers, vendors, suppliers, business partners or competitors, investors/shareholders), that would be disparaging (as defined below) to the Honeywell Group, its businesses, strategies, prospects, condition or reputation, or that of its directors, employees, officers or members; provided, however, that nothing contained in any provision of this Agreement shall preclude Retiree from communicating with his legal advisors or making any statement in good faith that is required by any applicable law or regulation or pursuant to an order of a court or other governmental body.  For purposes of this Agreement, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse or derogatory impression about the subject of the statement or representation, or which is intended to create a negative, adverse or derogatory impression, or to harm the reputation of, the subject of the statement or representation.  For the avoidance of doubt, Retiree agrees that he will not write or contribute to any book, article, social media post or other media publication, whether in written or electronic format, that is in any way descriptive of the Honeywell Group or his career with the Company without submitting a draft thereof for approval, at least thirty (30) days in advance, to the Company’s Senior Vice President and General Counsel, whose judgment about whether such book, article, social media post or other media publication is disparaging (and therefore prohibited) shall be determinative.

9.CLAIMS WARRANTIES

Retiree represents and warrants that he is not aware of any facts that would establish, tend to establish or in any way support an allegation that any member of the Honeywell Group has engaged in conduct that he believes could violate (1) any provision of federal law relating to fraud (including but not limited to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and/or any state or local counterpart); (2) any rule or regulation of the Securities and Exchange Commission; (3) the federal False Claims Act and/or any state or local or municipal qui tam counterpart (which prohibit the presentation by the Company or any affiliate of false claims and statements or the creation of false records or statements in order to obtain payment of federal, state, county or municipal funds, or to avoid refunds of such government funds); and (4) any other federal, state or local law.

10.COOPERATION AND NONDISCLOSURE

In further exchange for the Consideration under this Agreement, Retiree agrees to cooperate fully with the Company in any matters that have given or may give rise to a legal claim against the Company, and of which Retiree is knowledgeable as a result of his employment with the Company. This requires Retiree, without limitation, to (i) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for out of pocket costs, (ii) maintain the confidentiality of all Company privileged information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is expressly authorized by the Company’s Law Department, and (iii) notify the Company promptly of any requests to Retiree for information from any third party (excluding government entities), related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting a representative of the Company to be present during any communication of such information.

Nothing in this Agreement prohibits Retiree from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Retiree does not need the prior authorization of the Law Department to make any such reports or disclosures and Retiree is not required to notify the Company that he has made such reports or disclosures.

11.CLAWBACK RIGHTS

Retiree hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, no contractual provision or legal requirement relating to recoupment or clawback by the Company of any amount in the nature of compensation shall be affected by his retirement or the payments contemplated hereby, and all such provisions and requirements shall remain in effect and enforceable in accordance with their terms after the date hereof.

12.NO ASSIGNMENT

Neither party shall assign any right in or obligation arising under this Agreement without the other party’s written consent, and any such assignment shall be void. This Agreement shall be binding on and inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns.

13.NOTICES

Notices or communications hereunder shall be in writing, addressed as follows:

If to the Company:	Honeywell International Inc.
115 Tabor Road
Morris Plains, New Jersey 07950
Attn: Kevin M. Covert
Vice President and Deputy General Counsel

If to the Retiree:	Rajeev Gautam
20689 W Lakeridge Court
Kildeer, Illinois 60047

Any such notice shall be deemed to be given as of the date it is personally delivered, the next business day after the date faxed (upon confirmation of receipt of transmission), or five days after the date mailed in the manner specified.

14. 409A CONSIDERATIONS

It is intended that this Agreement be administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations issued pursuant to Section 409A (together, “Section 409A”) so as not to subject Retiree to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit can be made without incurring such additional tax. In addition, to the extent that Section 409A or any IRS guidance issued under Section 409A would result in Retiree being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall minimize any negative economic effect on Retiree and be reasonably determined in good faith by the Company and Retiree. As a “specified employee” as defined in Section 409A, any amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six (6) months following the date of the termination of Retiree’s employment. In such case, Retiree shall receive all such deferred amounts retroactively in a single sum and the balance thereof as otherwise provided. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Retiree by Code Section 409A or any damages for failing to comply with Section 409A; provided that, in the event that any excise tax or interest amount (“409A Amount”) is imposed on Retiree as a result of any negligent act or omission by the Company, the Company shall reimburse Retiree for any such 409A Amount, grossed-up for taxes at an assumed total tax rate of forty percent (40%).

15.GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to principles of conflict of laws. Additionally, any action to enforce the terms of this Agreement shall be commenced exclusively in the federal or state courts of the State of North Carolina. Both parties consent to the exclusive jurisdiction of the federal and state courts in the State of North Carolina and waive any claim under the doctrine of forum non conveniens.

16.ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both the Retiree and the Company.

17.REMEDIES

Without prejudice to the rights and remedies otherwise available to the Company hereunder, the Company shall be entitled to equitable relief by way of injunction or otherwise if Retiree breaches or threatens to breach any of the provisions of this Agreement.

18.SEVERABILITY

In the event any provision of this Agreement shall not be enforceable, the remainder of this Agreement shall remain in full force and effect.

19.NO WAIVER

The waiver by the Company of any nonperformance or breach by Retiree of any provisions of this Agreement must be in writing and shall not be construed as waiving any such provision in the future. No delay or failure by Company in enforcing or exercising any right hereunder and no partial or single exercise thereof, shall be deemed of itself to constitute a waiver of such right or any other rights hereunder.

HONEYWELL INTERNATIONAL INC.
By: /s/ Rajeev Gautam	By: /s/ Kevin M. Covert
RAJEEV GAUTAM	KEVIN M. COVERT
Vice President & Deputy General Counsel

Dated: July 20, 2021	Dated: July 20, 2021

CONSULTING AGREEMENT

AGREEMENT made effective as of the 14th day of August, 2021 by and between Rajeev Gautam (hereinafter referred to as “Consultant”), and Honeywell International Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as “Honeywell” or the “Company”).

WITNESSETH:

WHEREAS, Consultant has been an employee of the Company for approximately 43 years (the last five years as President & CEO of Honeywell Performance Materials & Technologies (“PMT”)); and

WHEREAS, Consultant has spent the majority of his career has working in Honeywell UOP, a strategic business unit of PMT; and

WHEREAS, Honeywell UOP has a relatively new President; and

WHEREAS, the Consultant has announced his decision to retire from the Company effective August 13, 2021; and

WHEREAS, the Company is desirous of engaging Consultant to (i) assist in the transition of his responsibilities as President & CEO of PMT to his successor; and (ii) provide advice and counsel to the President of Honeywell UOP (collectively the “Transition Services”); and

WHEREAS, Consultant is willing to provide the Transition Services on a part-time basis and according to his own schedule;

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

1.The Company hereby retains Consultant as an independent contractor to perform the services set forth in Exhibit A, attached hereto and made a part hereof, as well as other similar and appurtenant duties as may be assigned to Consultant by the Company’s Chief Executive Officer (“CEO”) while performing such services. CEO and Consultant shall confer from time to time to review and revise, as appropriate, the list of services set forth in Exhibit A. Subject to the provisions of Paragraph 2, Consultant agrees to comply with applicable Company policies in the performance of his services hereunder. The term of this Agreement shall begin on August 14, 2021 (“Effective Date”) and end on January 31, 2022 (“Termination Date”), unless earlier terminated as provided herein. The term of this Agreement may be further extended by the written agreement of Consultant and the Company.

2.If requested by the CEO, Consultant shall provide written periodic reports of his activities in sufficient detail to evidence the nature and scope of the services provided, and will provide supporting documentation in the form of related work records, meeting reports and similar documents as reasonably requested by the Company. Consultant shall be free to determine his own means and manner of accomplishing the purposes of the parties, as more fully set forth in Exhibit A, provided he performs his services hereunder in a manner acceptable to Honeywell, as determined in accordance with Paragraph 7 hereof, and provided he complies fully with all laws and regulations applicable to Honeywell’s operations and Consultant’s services. Honeywell shall not exercise or retain the right to control, direct or supervise the manner in which Consultant performs services for Honeywell.

3.Consultant shall generally perform the services specified in Exhibit A at its Des Plaines, Illinois offices. Provided, however, Consultant may be asked to provide such services at such other locations as may be necessary, convenient or appropriate to the performance of such services.

4.Consultant shall be paid a monthly consulting fee of $15,000. (If the first calendar month after the effective date of this Agreement is less than 15 days, $7500 shall be substituted for $15,000). The monthly fee shall be paid by the Company within fifteen (15) days after the close of the calendar month in which services were performed hereunder.

5.The Company shall reimburse Consultant for all reasonable out-of-pocket expenses (transportation, hotels, meals, and telecommunications) necessarily incurred by Consultant in connection with any trip made at the request of the Company and with its approval. Necessary expenses will include reimbursement for airfares and the cost of reasonable meals and accommodations in accordance with the Company’s travel policy. Reimbursement shall be made by payment within 30 days after receipt of invoice rendered by the Consultant, subject to approval of the Company. All invoices submitted for payment shall be in the name of Consultant. No other expenses will be eligible for reimbursement unless the Company authorizes them in advance and an itemized statement of the expense is submitted to the Company along with the Consultant’s invoice. Any disbursement paid to a third party by the Consultant shall be authorized in advance by the Company and an itemized statement of the same shall be submitted to the Company with the Consultant’s invoice.

6.The Company expressly declares that it would never knowingly request that Consultant perform any task that would subject the Consultant to civil or criminal liability. Thus, notwithstanding any provision herein contained to the contrary, in the event the Company determines that the payment of a fee or the payment of any reimbursement as herein provided is contrary to law or governmental policy of the country or countries out of which the transaction arises, the Consultant hereby waives any right title or interest to the fee or reimbursement to which the Consultant would otherwise be entitled. The Consultant hereby represents to the Company that (i) no part of any fee paid or reimbursement for any disbursement shall be paid, directly or indirectly, to or for the benefit of any employee, agent or representative of any government, governmental agency or commercial customer for an improper purpose or to obtain a benefit for the Company or any of its subsidiaries or affiliates, and (ii) this Agreement and its performance hereunder do not violate the laws or regulations of the United States, any state thereof, or any other country in which Consultant is performing services hereunder, including, without limitation, laws and regulations pertaining to gratuities, conflicts of interest, post-Government employment, or the disclosure of source selection or proprietary information.

7.In the performance of the services described herein, the Consultant (a) shall be deemed to be and shall act strictly and exclusively as an independent contractor and shall not be considered under the provisions of this Agreement or otherwise as having an employee status with Honeywell, or as being eligible to participate in or receive any benefit under a benefit plan or program made available to employees of the Company; (b) is not granted and shall not exercise any authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company to any agreement, contract or arrangement of any nature, except as expressly provided herein; (c) shall not hold himself out, either internally or to third parties, as an employee of the Company; (d) shall comply with all applicable laws and regulations; (e) shall have sole responsibility for the payment of applicable taxes, all workers’ compensation and disability insurance, Social Security and other similar taxes levied with respect to any payment hereunder that is properly reportable on Form 1099; and (f) shall not contact U.S. Government personnel without the prior written consent of the Company.

8.The terms and conditions of this Agreement and the services to be performed hereunder, as well as the information and knowledge divulged to Consultant or developed by Consultant during or in connection with his services hereunder (including any reports, analyses, working papers, memoranda, notebooks, data, computer programs and discs or other materials prepared by Consultant in the course of providing the services which are the subject of this Agreement), shall be treated by the Consultant as confidential information and shall not be disclosed to third parties or to the public without prior written approval of the Company, except to the extent otherwise required by law.

9.Unless Consultant first secures the Company’s written consent, he will at no time, during or after his engagement by the Company, directly or indirectly, publish, use, or disclose or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose or use any trade secrets or other confidential information of the Company which Consultant acquired or became aware of during his employment with the Company or his engagement hereunder either for Consultant’s own benefit or for the benefit of any other person, whether or not developed by Consultant, except as required in the performance of Consultant’s services for the Company or except to the extent otherwise required by law.

10.The Company does not desire to acquire any secret or confidential knowledge or information from Consultant that may have been acquired from others. Accordingly, Consultant represents and warrants that any and all information, practices or techniques which he will describe, demonstrate, divulge or in any other manner make known to the Company during the performance of services hereunder may be divulged without any obligation to, or violation of, any right of others. Consultant further represents and warrants that any and all practices or techniques which he will disclose and materials prepared by him may be freely used by the

Company without violation of any law or payment of any royalty, except as it shall specifically advise to the contrary in writing.

11.Consultant acknowledges that all records, reports, analyses, working papers, memoranda, notebooks, computer programs and discs or other materials prepared by Consultant in the course of performing services which are the subject of this Agreement and all records and copies of records relating to the Company’s operations, investigations and business (collectively referred to as “Proprietary Materials”), made or received by Consultant during the term of this Agreement are and shall be the Company’s property exclusively, and Consultant shall surrender the same at the termination of this Agreement, if not before. Consultant may use Proprietary Materials only with the express written consent of the Company.

12.Consultant agrees that the three (3) year prohibition on (i) noncompetition, and (ii) the solicitation of Honeywell customers, vendors, suppliers and employees contained in any agreements he has executed in favor of the Company (including his Retirement Agreement) shall apply during the term of this Agreement and for three (3) years after this Agreement has been terminated

13.Consultant shall exonerate, indemnify and hold harmless the Company, its directors, officers and employees, from and against any and all liability, losses, costs, expenses (including attorneys fees), damages, actions, claims or demands (including those based on the injury to or death of any person or damage to property), directly or indirectly arising out of, or resulting from, or relating to any act or omission of Consultant or his employees, officers, agents or subcontractors related to services performed for the Company hereunder, but only to the extent such damages, actions, claims or demands arise from the willful misconduct of Consultant or Consultant’s bad faith.

14.Neither party shall assign any right in or obligation arising under this Agreement without the other party’s written consent, and any such assignment shall be void. This Agreement shall be binding on and inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns.

15.This Agreement shall be effective as of the Effective Date and shall terminate on the Termination Date, subject to the right the Company to terminate this Agreement for any reason at any time upon not less than 30 days’ prior written notice to the Consultant. Early termination by the Company shall not affect its obligations hereunder to provide the consideration described in Paragraph 4 for any month during which services were provided hereunder. Early termination shall not affect Consultant’s obligations under Paragraphs 6-14 (nor will early termination affect the Company’s obligation to provide the Consideration described in the Retirement Agreement).

16.Notices or communications hereunder shall be in writing, addressed as follows:

If to the Company:	Honeywell International Inc.
115 Tabor Road
Morris Plains, New Jersey 07950
Attn: Kevin M. Covert
Vice President and Deputy General Counsel

If to the Retiree:	Rajeev Gautam
20689 W Lakeridge Court
Kildeer, Illinois 60047

Any such notice shall be deemed to be given as of the date it is personally delivered, the next business day after the date faxed (upon confirmation of receipt of transmission), or five days after the date mailed in the manner specified.

(b)This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, disregarding any conflict-of-laws rules that may direct the application of the laws of another jurisdiction.

(c)This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both Consultant and the Company.

17.    Consultant has received a copy of the Company’s Code of Business Conduct (the “Code”). Consultant certifies that he has reviewed and understands the Code and will fully comply with its terms and take all necessary steps to assist the Company in complying with it. If the services provided hereunder are related to a U.S. Department of Defense contract, Consultant shall represent that he has been made aware of the Company’s commitment to the Defense Industry Initiative for Federal Procurement Related Services.

18.    Without prejudice to the rights and remedies otherwise available to the Company hereunder, the Company shall be entitled to equitable relief by way of injunction or otherwise if Consultant breaches or threatens to breach any of the provisions of this Agreement. In addition, and not by way of limitation, in the event Consultant materially fails to perform his duties hereunder upon notice and request for performance, or otherwise materially breaches the terms of any confidentiality, nonsolicit or noncompetition covenants that Consultant may have executed in favor of the Company, Consultant shall be treated as if he terminated this Agreement early under Paragraph 15.

19.    In the event any provision of this Agreement shall not be enforceable, the remainder of this Agreement shall remain in full force and effect.

20.    The waiver by Company of any nonperformance or breach by Consultant of any provisions of this Agreement must be in writing and shall not be construed as waiving any such provision in the future. No delay or failure by Company in enforcing or exercising any right hereunder and no partial or single exercise thereof, shall be deemed of itself to constitute a waiver of such right or any other rights hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day above written.

By:    /s/ Rajeev Gautam
    RAJEEV GAUTAM

HONEYWELL INTERNATIONAL INC.

By:     /s/ Kevin M. Covert
KEVIN M. COVERT
Vice President & Deputy General Counsel

EXHIBIT A

CONSULTING AGREEMENT BETWEEN
HONEYWELL INTERNATIONAL INC.
AND
RAJEEV GAUTAM

Consultant Statement of Work

Consultant agrees to make himself available to consult with the CEO, the President & CEO of PMT, and the President, UOP, for up to sixty-four (64) hours per calendar month during the term of this Agreement (pro-rated for calendar months of less than 30 days based on an Effective Date or Termination Date that begins or ends on other than the first or last day of the calendar month). While the expectation is that those sixty-four (64) hours will be provided somewhat ratably throughout the calendar month, the Company and Consultant may mutually agree to a different schedule depending on the Company’s needs from time to time and Consultant’s other business and personal commitments (e.g., vacations).